Exhibit 99.1

Indoor Harvest Corp Names Vice President of Business Development

Houston, Texas, April 11, 2016 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. The company provides production platforms, mechanical systems and complete custom designed build outs for both greenhouse and building integrated agriculture grows, tailored to the specific needs of virtually any cultivar. The Company is pleased to announce the Board of Directors has elected John Zimmerman Vice President of Business Development.

Mr. Zimmerman holds a Bachelor’s degree in Mechanical Engineering from the University of Texas at Austin and a Master’s degree in Building Construction Management from Purdue University.  Mr. Zimmerman is also a registered Professional Engineer in the state of Texas.  Prior to accepting his VP role with Indoor Harvest, Mr. Zimmerman worked for some of the largest design-build mechanical contractors in the nation, where he held the titles of: Project Manager, Business Development Manager and Director.  He has been a member of the Indoor Harvest Board of Directors since April of 2015.

"I was introduced to Controlled Environment Agriculture (CEA) about a year ago and I became instantly fascinated with it.  As an engineer, I enjoy solving problems and looking for better ways to do things.  I view CEA as a solution to numerous problems that society is currently facing and will continue to face in the years to come. To support its growth on a commercial scale there is a need in CEA for turnkey Engineering, Procurement and Construction (EPC) solutions, particularly on the mechanical side.  Additionally, I see numerous opportunities for new product development that will help our clients improve crop yields, increase productivity, and subsequently, increase their profit margin," stated Mr. Zimmerman.

“We have the experts in house and through key partners, to offer full-service, turnkey, design-build solutions for our clients on a level that currently doesn’t exist in the industry.  We focus on improving energy efficiency, productivity and system reliability for our clients; allowing them to focus on producing quality crops and not on repairing their inadequate facility infrastructure," further stated Mr. Zimmerman.

"John's immediate focus will be to further develop market opportunities through our authorized dealer network located in Oregon and Washington which are handling the West and North West United States for licensed cannabis production. Development of the position the company holds in indoor produce production will remain supported directly in house through product access and turnkey facility build outs. A program that John's pedigree will lend a significant advantage to any operator requiring a trusted design, engineering and construction partner," stated John Choo, President of Indoor Harvest Corp.

Chad Sykes, CEO and Founder of Indoor Harvest stated, "My job as CEO is now putting into place the team that will carry the Company forward. John Zimmerman is a key component of heading our business development as we continue to transition out of development stage operations. He understands what the industry needs and has a proven track record in leading sales and business development for some of the largest mechanical contractors in the U.S. We're lucky to have him on board. We're also expecting to expand our board of directors with some key industry pioneers in the near future."

Our CEO and Founder recently released a shareholder letter discussing operations and current sales pipeline at the following link:

https://www.linkedin.com/pulse/article/shareholder-letter-from-indoor-harvest-corp-ceo-chad-sykes

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube. Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.
Facebook: http://www.facebook.com/indoorharvest
Twitter: http://www.twitter.com/indoorharvest
Youtube: http://www.youtube.com/indoorharvest

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:
Indoor Harvest Corp
CEO, Mr. Chad Sykes
713-410-7903
ccsykes@indoorharvest.com